Exhibit 2

RESALE LOCK-UP AGREEMENT

This Resale Lock-Up Agreement (this “Agreement”) is dated as of Sep. 10 2020, by and between Cosmic Soar Limited (), a British Virgin Islands company (the “Holder”), and Scienjoy Holding Corporation, a British Virgin Islands company (the “Company”).

BACKGROUND

A. The Company and the Holder are parties to that certain Equity Acquisition Framework Agreement, dated as of August 10, 2020 (the “Acquisition Agreement”) by and among the Company, the Holder, Sciscape International Limited (), a limited liability company established in Hong Kong (“Sciscape”), and certain other persons and entities listed therein, pursuant to which Scienjoy Inc., a wholly owned subsidiary of the Company will acquire 100% equity ownership of Sciscape from the Holder.

B. As part of the consideration under the Acquisition Agreement, the Holder will be entitled to receive a certain number of ordinary shares of the Company pursuant to the Acquisition Agreement.

C. As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Acquisition Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below) (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Company.

(b) In furtherance of the foregoing, the Company will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Company's transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Company's transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof , “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non broker-dealers or foreign regulated brokers.

(d) For purpose of this agreement, “Lock-up Period” means a period of 365 calendar days from the date hereof.

2. LEGEDS.

(a) To the extent applicable, the Holder hereby agrees that each outstanding certificate representing the Lock-up Shares shall during the Lock-Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RESALE LOCK-UP AGREEMENT DATED SEPTEMBER 10, 2020, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED THEREIN. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH RESALE LOCK-UP AGREEMENT.

(b) A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company. In addition, a copy of this Agreement shall be filed with the Company's transfer agent.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform it’s respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and the Holder confirms that it has not relied on the advice of the Company, the Company's legal counsel, or any other person.

4. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Company, or any economic interest in or derivative of such stock, other than those ordinary shares of the Company specified on the signature page hereto . For purposes of this Agreement, the ordinary shares of the Company beneficially owned by the Holder as specified on the signature page hereto, together with any ordinary shares of the Company acquired by the Holder during the Lock-up Period, if any, are collectively referred to as the “ Lock-up Shares.”

5. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

6. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)	If to the Company:

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District

Beijing, P.R. China

Attn: Xiaowu He, Chief Executive Officer

Email: xiaowu.he@scienjoy.com

With a copy (which shall not constitute notice) to:

Jun He Law Offices LLC

Suite 1919, 630 Fifth Avenue,

(45 Rockefeller Plaza)

New York, NY 10111

United States

Attn: Lan Lou, Esq.

Email: loul@junhe.com

(b)	If to the Holder:

6-1-1201 UHN int. village shuguangxi Road

Chaoyang District

Beijing, P.R. China

Attn: Sheng Hou, Director

Email: 13901238832@139.com

or to such other address as any party may have furnished to the others in writing in accordance herewith.

7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions, and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors, and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Company and its successors and assigns.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages may be inadequate and the Company may have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by the Holder and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

12. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

15. Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan in the City of New York and each party hereto irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such courts, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party, provided that service of process has been made by any lawful means.

16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Acquisition Agreement, the terms of this Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Resale Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

Cosmic Soar Limited

By:	/s/ Sheng Hou
Name:	Sheng Hou
Title:	Director

Address:

Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

NUMBER OF LOCK-UP SHARES AS OF THE DATE HEREOF:

5,409,598 ordinary shares of the Company

IN WITNESS WHEREOF, the parties hereto have caused this Resale Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SCIENJOY HOLDING CORPORATION

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	CEO